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                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference into this Amendment No. 2 to the Form S-3 Registration Statement (File No. 333-88069) of Sun Life Assurance Company of Canada (U.S.) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.


We also consent to the references to us under the headings "Accountants" and "Appendix J -- Condensed Financial Information -- Accumulation Unit Values" in the Prospectuses for Futurity Accolade Variable and Fixed Annuity and MFS Regatta Extra Variable and Fixed Annuity, which are a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts


April 23, 2001